UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 4, 2019

SEMGROUP CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

1-34736	20-3533152
(Commission File Number)	(IRS Employer Identification No.)

Two Warren Place

6120 S. Yale Avenue, Suite 1500

Tulsa, OK 74136-4231

(Address of principal executive offices)

(918) 524-8100

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b):

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	SEMG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the consummation of the Merger (defined below), on December 5, 2019, SemGroup Corporation, a Delaware corporation (the “Company” or “SemGroup”), terminated all commitments under that certain Amended and Restated Credit Agreement (as amended, supplemented or otherwise modified, the “Credit Agreement”) dated as of September 30, 2016 among SemGroup, as borrower, a syndicate of banks and financial institutions, as lenders, and Wells Fargo Bank, National Association, as administrative and collateral agent. In connection with the termination of the Credit Agreement, on December 5, 2019, all outstanding obligations for principal, interest and fees under the Credit Agreement were paid off in full and all liens securing any obligations under the Credit Agreement were released.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On December 5, 2019, Energy Transfer LP, a Delaware limited partnership (“ET”), completed the acquisition of the Company, pursuant to the terms of the Agreement and Plan of Merger, dated as of September 15, 2019 (the “Merger Agreement”), by and among the Company, ET and Nautilus Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of ET (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly owned subsidiary of ET.

At the effective time of the Merger on December 5, 2019 (the “Effective Time”), each share of the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time was converted into the right to receive (x) $6.80 in cash, without interest (the “Per Share Cash Amount”) and (y) 0.7275 (the “Exchange Ratio”) of a common unit representing a limited partner interest in ET (the “ET Common Units” and together with the Per Share Cash Amount, the “Merger Consideration”). No fractional ET Common Units were issued in the Merger, and the Company’s stockholders received cash in lieu of fractional ET Common Units.

The issuance of ET Common Units in connection with the Merger was registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to ET’s registration statement on Form S-4 (File No. 333-234080), declared effective by the Securities and Exchange Commission (the “SEC”) on October 30, 2019. The Company’s proxy statement/prospectus (the “Proxy Statement/Prospectus”) included in ET’s registration statement contains additional information about the Merger.

The foregoing description of the Merger and the Merger Agreement and the transactions contemplated thereby is not complete and is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the consummation of the Merger, the New York Stock Exchange (the “Exchange”) was notified that each outstanding share of the Company’s Common Stock was converted into the right to receive the Merger Consideration described above, subject to the terms and conditions of the Merger Agreement. SemGroup requested that the Exchange file a notification of removal from listing on Form 25 with the SEC with respect to the delisting of the Company’s shares of Common Stock. The Company’s Common Stock ceased being traded following the close of trading on December 4, 2019 and will no longer be listed on the Exchange. Furthermore, the Company intends to file with the SEC a Form 15 requesting that the reporting obligations of the Company under Sections 13(a) and 15(d) of the Exchange Act be suspended.

Item 3.03.	Material Modification to Rights of Security Holders.

The information set forth in Items 2.01, 3.01 and 5.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Pursuant to the terms of the Merger Agreement, each share of the Company’s Common Stock issued and outstanding immediately prior to the Effective Time was converted into the right to receive the Merger Consideration as described above. At the Effective Time, holders of the Company’s shares of Common Stock ceased to have any rights as stockholders of the Company, other than the right to receive the Merger Consideration as set forth above.

SemGroup equity awards were treated as follows in connection with the Merger:

•	Each award of SemGroup restricted share units, vested or unvested (other than those held by non-employee directors of SemGroup) (a “SemGroup RSU Award”), that was outstanding immediately prior to the Effective Time was assumed by ET and converted into a restricted unit award to receive a number of ET Common Units (an “Assumed RSU Award”) equal to the number of shares of Common Stock subject to such SemGroup RSU Award immediately prior to the Effective Time multiplied by a ratio equal to the Per Share Cash Amount divided by the closing price of one ET Common Unit on the Exchange on the date prior to the closing date plus the Exchange Ratio, rounded up or down to the nearest whole ET Common Unit. Each Assumed RSU Award (i) is otherwise subject to same terms and conditions as were applicable to the corresponding original SemGroup RSU Award and (ii) will fully accelerate upon a termination without “cause,” for “good reason” or as a result of the holder’s death or disability.

•	Each award of SemGroup restricted stock (other than those held by non-employee directors of SemGroup) (a “SemGroup Restricted Stock Award”) that was outstanding immediately prior to the Effective Time was assumed by ET and converted into a restricted unit award representing a contractual right upon vesting to receive a number of ET Common Units (an “Assumed Restricted Stock Award”) equal to the product obtained by multiplying (x) the number of shares of Common Stock subject to such SemGroup Restricted Stock Award immediately prior to the Effective Time by (y) the Exchange Ratio, rounded up or down to the nearest whole ET Common Unit. Each Assumed Restricted Stock Award (i) is otherwise subject to the same terms and conditions as were applicable to the corresponding original SemGroup Restricted Stock Award and (ii) will fully accelerate upon a termination without “cause,” for “good reason” or as a result of the holder’s death or disability.

•	Each award of SemGroup restricted stock and SemGroup restricted share units held by a non-employee director of SemGroup was fully vested and settled with shares of SemGroup’s Common Stock prior to consummation of the Merger. As of the Effective Time, such shares of SemGroup’s Common Stock converted into the right to receive the Merger Consideration pursuant to the terms of the Merger Agreement.

•	Each award of SemGroup performance share units was fully vested with performance deemed achieved at target and settled with shares of SemGroup’s Common Stock prior to consummation of the Merger. As of the Effective Time, such shares of SemGroup’s Common Stock converted into the right to receive the Merger Consideration pursuant to the terms of the Merger Agreement.

Item 5.01.	Changes in Control of Registrant.

As a result of the Merger, a change of control of SemGroup occurred on December 5, 2019, and SemGroup is now a direct wholly owned subsidiary of ET.

The information in Item 2.01, 3.03 and 5.02 is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the Effective Time, each member of the Company’s board of directors resigned from the board and ceased to be directors of the Company. The members of the Company’s board immediately prior to the Effective Time were Ronald A. Ballschmiede, Sarah M. Barpoulis, Carlin G. Conner, Karl F. Kurz, James H. Lytal, William J. McAdam and Thomas R. McDaniel. None of these resignations were a result of any disagreement with the Company, its management or its board of directors.

Effective on December 5, 2019, Kelcy L Warren and Thomas E. Long were elected to the Company’s board of directors pursuant to the terms of the Merger Agreement.

Also at the Effective Time, each of the Company’s existing officers, including Carlin G. Conner, Robert N. Fitzgerald, Susan S. Lindberg, Timothy R. O’Sullivan, Thomas F. DeLorbe and Thomas D. Sell, were replaced with officers of Merger Sub pursuant to the terms of the Merger Agreement.

Effective on December 5, 2019, Kelcy L Warren was appointed Chief Executive Officer of the Company and Thomas E. Long was appointed Chief Financial Officer of the Company.

With respect to each of Messrs. Warren and Long, there are no arrangements or understandings between such director and any other persons pursuant to which he will serve as a director (other than the Merger Agreement). Mr. Warren is the Chief Executive Officer and Chairman of the general partner of ET and the Chief Executive Officer and Chairman of the general partner of Energy Transfer Operating, L.P., a Delaware limited partnership and a subsidiary of ET (“ETO”). Mr. Long is the Chief Financial Officer of the general partner of ET and the Chief Financial Officer of the general partner of ETO. There are no relationships between Messrs. Warren and Long and the Company or any related person of the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On December 4, 2019, the Company held a special meeting of stockholders (the “Special Meeting”) in Tulsa, Oklahoma to consider certain proposals related to the Merger Agreement. A total of 79,606,089 shares of Common Stock were entitled to vote as of October 25, 2019, the record date for the Special Meeting (the “Record Date”). There were 63,809,553 shares of Common Stock present, in person or by proxy, at the Special Meeting (or 82.7% of the outstanding shares of Common Stock). As of the Record Date, there were 350,000 shares of the Company’s Series A Cumulative Perpetual Convertible Preferred Stock (“Preferred Stock”) outstanding. Holders of shares of Preferred Stock were entitled to vote together with the holders of shares of Common Stock as a single class. Each holder of shares of Preferred Stock was entitled to a number of votes equal to the number of votes such holder would have had if all shares of Preferred Stock held by such holder had been converted into shares of Common Stock as of the Record Date. As of the Record Date, the outstanding shares of Preferred Stock were convertible into an aggregate of 11,987,820 shares of Common Stock and such amount represented an equal number of votes that holders of Preferred Stock were entitled to cast, in person or by proxy, at the Special Meeting. Giving effect to the Preferred Stock on an as-converted basis, there were 11,646,578 shares of Preferred Stock present, in person or by proxy, at the Special Meeting.

Set forth below are the matters acted upon the stockholders at the Special Meeting, and the final results of each such proposal. Voting results below give effect to votes cast, in person or by proxy, by holders of Preferred Stock on an as-converted basis.

Proposal 1 - Merger Agreement Proposal

The Company’s stockholders approved and adopted the Merger Agreement. The results of the vote were as follows:

For	Against	Abstain
75,205,576	139,913	110,642

Proposal 2 - Advisory Vote on Executive Compensation

The Company’s stockholders voted to approve, on an advisory (non-binding) basis, specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger. The results of the vote were as follows:

For	Against	Abstain
66,399,144	8,933,561	123,426

Item 7.01	Regulation FD Disclosure.

On December 4, 2019, the Company issued a press release announcing stockholder approval of the Merger. On December 5, 2019, the Company and ET issued a joint press release announcing the completion of the Merger. A copy of the press releases are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

2.1

Agreement and Plan of Merger, dated as of September 15, 2019 by and among SemGroup Corporation, Energy Transfer LP and Nautilus Merger Sub LLC (filed as Exhibit 2.1 to the Company’s current report on Form 8-K dated September 15, 2019, filed September 16, 2019, and incorporated herein by reference)

99.1	Press Release of SemGroup Corporation dated December 4, 2019

99.2	Joint Press Release of Energy Transfer LP and SemGroup Corporation dated December 5, 2019

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	All schedules to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation SK. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEMGROUP CORPORATION

Dated: December 5, 2019	By:	/s/ Thomas E. Long
	Name:	Thomas E. Long
	Title:	Chief Financial Officer